UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

SCHEDULE 14C

INFORMATION REQUIRED IN INFORMATION STATEMENT

(RULE 14C-101)

SCHEDULE 14C INFORMATION

Information Statement Pursuant to Section 14(c) of the

Securities Exchange Act of 1934

Check the appropriate box:

[  ]         Preliminary Information Statement

[  ]         Confidential, for Use of the Commission Only (as permitted by Rule 14c-5(d)(2))

[X]        Definitive Information Statement

The Staffing Group Ltd.

(Exact name of registrant as specified in charter)

Nevada

(State or other jurisdiction of incorporation)

333-185083	99-0377457
(Commission File Number)	(IRS Employer Identification No.)

 125 Townpark Drive, Suite 300, Kennesaw, GA 30144

(Address of principal executive offices and zip code)

(678) 881-0834

 (Registrant's telephone number including area code)

Payment of Filing Fee (check the appropriate box):

[X]          No fee required

[  ]           Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11

(1)	Title of each class of securities to which transaction applies:
(2)	Aggregate number of securities to which transaction applies:
(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
(4)	Proposed maximum aggregate value of transaction:
(5)	Total fee paid:

[  ]           Fee paid previously with preliminary materials.

[  ]           Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously.  Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1) Amount Previously Paid:

(2) Form, Schedule or Registration Statement No.:

(3) Filing Party:

(4) Date Filed:

THIS INFORMATION STATEMENT IS BEING PROVIDED TO

YOU BY THE BOARD OF DIRECTORS OF THE STAFFING GROUP LTD.

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE

REQUESTED NOT TO SEND US A PROXY

The Staffing Group Ltd.

125 Townpark Drive, Suite 300

Kennesaw, GA 30144

INFORMATION STATEMENT

January 26, 2016

NOTICE OF STOCKHOLDER ACTION BY WRITTEN CONSENT

Dear Shareholders:

The purpose of this Information Statement is to inform the holders of record as of the close of business on January 26, 2016, of shares of the common and preferred stock with voting power of The Staffing Group Ltd., a Nevada corporation (the “ Company ”), that our Board of Directors and one shareholder, who holds 3,758,618 shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”), and one (1) share of the Company’s Series A preferred stock (the “Preferred Stock”), which represents 63,998,644 votes of the Company’s voting equity, or approximately 70.83% of our voting power (the “Majority Shareholder”), has approved the following action by written consent in lieu of a meeting of shareholders:

To effect a reverse stock split of all the outstanding shares of the Company’s Common Stock at a ratio of up to one post-split share per fifty pre-split shares (1:50) and at an appropriate time as the Board of Directors shall determine.

This action was approved on January 13, 2016 by our Board of Directors and the Majority Shareholder, who holds 63,998,644 votes of the Company’s voting equity, representing approximately 70.83% of the 90,360,039 total votes of the Company.  The Board of Directors shall determine the exact ratio and timing of the reverse stock split, but in no event shall it be effective less than 20 days from the date this Information Statement is first mailed to our shareholders.  A majority of our shareholders approved this action by written consent in lieu of a special meeting in accordance with the Nevada Revised Statutes.

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

No action is required by you.  The accompanying Information Statement is furnished only to inform our shareholders of the actions described above before they take place in accordance with Section 78.390 of the Nevada Revised Statutes and Rule 14c-2 of the Securities Exchange Act of 1934.  This Information Statement is first mailed to you on or about January 26, 2016.

Please feel free to call us at (504) 525-7955 should you have any questions on the enclosed Information Statement.

The Staffing Group Ltd.

/s/ Kimberly Thompson
Kimberly Thompson
Chief Executive Officer & Director

The Staffing Group Ltd.

125 Townpark Drive, Suite 300

Kennesaw, GA 30144

Telephone (678) 881-0834

INFORMATION STATEMENT REGARDING

ACTION TAKEN BY WRITTEN CONSENT OF

THE MAJORITY SHAREHOLDER

IN LIEU OF A SPECIAL MEETING

WE ARE NOT ASKING YOU FOR A PROXY

AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

GENERAL

This Information Statement has been filed with the Securities and Exchange Commission and is being furnished to the shareholders of The Staffing Group Ltd. (the “Shareholders”), pursuant to Section 14C of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) to notify such shareholder that on or about January 13, 2016, the Company received written consents in lieu of a meeting of Shareholders from the Majority Shareholder who holds 63,998,644 votes of the Company’s voting equity, representing approximately 70.83% of the total voting equity of the Company (the “Majority Shareholder”), to effect a reverse stock split of the currently issued and outstanding shares of the Company’s Common Stock at a ratio of up to one post-split share per fifty pre-split shares (1:50) (the “Reverse Stock Split”).

On January 13, 2016, the Board approved the above action, subject to approval by a majority of the Shareholders. That same day, the Majority Shareholder of the Company voted to approve the corporate actions.

The above actions will become effective when the Board of Directors of the Company deems it advisable, but in no event shall it become effective less than 20 days after the date this Information Statement is first mailed to our Shareholders (the “Effective Date”) in accordance with the written consent of the holder of a majority of our issued and outstanding voting securities.

The Board of Directors has fixed January 26, 2016, as the record date (the “Record Date”) for determining those of our Shareholders entitled to receive this information statement.

Section 78.320 of the Nevada Revised Statutes (the “NRS”) provides that the written consent of the holders of outstanding shares of voting capital stock having not less than the minimum number of votes which would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted can approve an action in lieu of conducting a special stockholders’ meeting convened for the specific purpose of such action. The NRS, however, requires that in the event an action is approved by written consent, a company must provide prompt notice of the taking of any corporate action without a meeting to the stockholders of record who have not consented in writing to such action and who, if the action had been taken at a meeting, would have been entitled to notice of the meeting if the record date for such meeting had been the date that written consents signed by a sufficient number of holders to take the action were delivered to a company.

In accordance with the foregoing, this Information Statement is first being mailed on or about January 26, 2016, to our Shareholders and is being delivered to inform you of the corporate action described herein in accordance with Section 78.390 of the NRS and Rule 14c-2 of the Securities Exchange Act of 1934.  We are not aware of any substantial interest, direct or indirect, by security holders or otherwise, that is in opposition to matters of action taken.  In addition, pursuant to the laws of Nevada, the actions taken by majority written consent in lieu of a special shareholder meeting do not create appraisal or dissenters’ rights.

The entire cost of furnishing this Information Statement will be borne by us.  We will request brokerage houses, nominees, custodians, fiduciaries and other like parties to forward this Information Statement to the beneficial owners of our voting securities held of record by them and we will reimburse such persons for out-of-pocket expenses incurred in forwarding such material.

SHAREHOLDER APPROVAL

On January 13, 2016, there were 30,120,013 shares of our Common Stock issued and outstanding and one share of Preferred Stock issued and outstanding.  Each share of Common Stock has one vote per share on all matters submitted to a vote of our Shareholders, while each share of Preferred Stock has two votes for each share of outstanding Common Stock.  Pursuant to Section 78.320 of the NRS, at least a majority of the voting equity of the Company, or at least 45,180,020 votes, is required to approve the Reverse Stock Split by written consent. Majority Shareholder, who holds 63,998,644 votes of the Company’s voting equity (approximately 70.38% of the total voting equity), has voted in favor of the action, thereby satisfying the requirement under Section 78.320 of the NRS that at least a majority of the voting equity vote in favor of a corporate action by written consent.

The following table sets forth the name of the Majority Shareholder that approved the corporate actions, the number of shares of Common Stock owned by the Majority Shareholder, the total number of shares that the majority of the shareholders voted in favor of the action, and the percentage of the issued and outstanding voting equity of the Company voted in favor thereof.

Name of Majority Shareholder	Number of Shares of Common Stock Owned by Shareholder	Number of Shares of Preferred Stock Owned by Shareholder	Number of Votes Held by Shareholder	Number of Votes that Voted in Favor of the Actions	Percentage of the Voting Equity that Voted in Favor of the Action (1)
Labor Smart, Inc.	3,758,618	1	63,998,644	63,998,644	70.83%

Total	3,758,618	1	63,998,644	63,998,644	70.83%

(1)	Based on a total of 30,120,013 shares of the Company’s issued and outstanding common stock and one share of the Company’s issued and outstanding preferred stock, as of January 13, 2016.

ACTION TO BE TAKEN

The action will become effective on the date that FINRA processes the Reverse Stock Split in the markets. The Board of Directors of the Company will determine the exact ratio of the Reverse Stock Split and the timing of the reverse stock split in its discretion, but in no event shall it be effective prior to the twentieth (20th) day following the date on which this Information Statement is mailed to the Stockholders, or upon the further instruction of the Board.

REVERSE STOCK SPLIT

The Board has approved a corporate action to effect a reverse stock split of all the outstanding shares of the Company’s Common Stock at a ratio of up to one post-split share per fifty pre-split shares (1:50) and at the appropriate time as the Board of Directors shall determine. As stated above, the holders of shares representing a majority of the voting securities of the Company have given their written consent to the Reverse Stock Split.

The Board believes the Reverse Stock Split is necessary and advisable in order for the Company to maintain the Company’s financing and capital raising ability. Accordingly, it is the Board’s opinion that the Reverse Stock Split will better position the Company to continue and/or expand operations.

Upon effectiveness of the Reverse Stock Split, (i) the number of shares of Common Stock issued and outstanding immediately prior thereto would be reduced according to the ratio approved by the Board of Directors, and (ii) proportionate adjustments will be made to the per-share exercise price and the number of shares covered by outstanding options and warrants, if any, to buy Common Stock, so that the total prices required to be paid to fully exercise each option and warrant before and after the Reverse Stock Split will be approximately equal. Except for adjustments to the number of shares of Common Stock a shareholder may own as a result from the treatment of fractional shares in the Reverse Stock Split, which will be rounded up to the nearest whole number, each shareholder will beneficially hold the same percentage of Common Stock immediately following the Reverse Stock Split as such shareholder held immediately prior to the Reverse Stock Split.

Reasons for the Reverse Stock Split

The Board believes that the increased market price of the Common Stock expected as a result of implementing the Reverse Stock Split would improve the marketability and liquidity of the Common Stock and would encourage interest and trading in the Common Stock. Because of the trading volatility often associated with low-priced stocks, many brokerage houses and institutional investors have internal policies and practices that either prohibit them from investing in low-priced stocks or tend to discourage individual brokers from recommending low-priced stocks to their customers. Some of those policies and practices may function to make the processing of trades in low-priced stocks economically unattractive to brokers. Additionally, because brokers’ commissions on low-priced stocks generally represent a higher percentage of the stock price than commissions on higher-priced stocks, the current average price per share of the Common Stock can result in individual shareholders paying transaction costs representing a higher percentage of their total share value than would be the case if the share price were substantially higher. It should be noted that the liquidity of the Common Stock may be adversely affected by the Reverse Stock Split given the reduced number of shares that would be outstanding after the Reverse Stock Split. The Board anticipates, however, that the expected higher market price will reduce, to some extent, the negative effects on the liquidity and marketability of the Common Stock inherent in some of the policies and practices of institutional investors and brokerage houses described above.

The Board confirms this transaction would not be the first step in a series of plans or proposals of a “going private transaction” within the meaning of Rule 13e-3 of the Securities Exchange Act of 1934, as amended.

The Board has determined the exchange ratio for the Reverse Stock Split: up to 1-for-50, whereby one post-Reverse Stock Split share of Common Stock (the “New Shares”) is exchanged for 50 pre-Reverse Stock Split shares of Common Stock outstanding immediately prior to the effectiveness of the Reverse Stock Split (the “Old Shares”). In determining the range of Reverse Stock Split ratios, the Board considered numerous factors, including:

•	the historical and projected performance of the Common Stock and volume level before and after the Reverse Stock Split;

•	the prevailing trading price for the Common Stock and the volume level thereof;

•	potential devaluation of our market capitalization as a result of the Reverse Stock Split;

•	prevailing market conditions and general economic and other related conditions prevailing in our industry and in the marketplace generally; and

•	the projected impact of the Reverse Stock Split ratio on trading liquidity in the Common Stock.

In evaluating the Reverse Stock Split, the Board also took into consideration negative factors associated with reverse stock splits in general. These factors include the negative perception of reverse stock splits held by some investors, analysts and other stock market participants, as well as the fact that the stock price of some companies that have effected reverse stock splits has subsequently declined back to pre-reverse stock split levels. The Board, however, determined that these negative factors were outweighed by the potential benefits.

Based upon the foregoing factors, the Board has determined that the Reverse Stock Split will likely be in the best interests of the Company and its shareholders and the Board has approved the Reverse Stock Split as proposed.

Effects of the Reverse Stock Split

The Reverse Stock Split will be effected simultaneously for all our then-existing Old Shares and the exchange ratio will be the same for all of our shares of outstanding Common Stock. Upon the effectiveness of the Reverse Stock Split, each Shareholder would beneficially own a reduced number of shares of Common Stock. The Reverse Stock Split would affect all of the Company’s Shareholders uniformly and would not affect any Shareholder’s percentage ownership interests, except to the extent that the Reverse Stock Split would result in any of the Shareholders owning a fractional share as described herein. The New Shares issued pursuant to the Reverse Stock Split will be fully paid and non-assessable. All New Shares will have the same par value, voting rights and other rights as Old Shares. Shareholders do not have preemptive rights to acquire additional shares of Common Stock. The number of shareholders of record would also not be affected by the Reverse Stock Split, as any of our Shareholders who have less than one share following the Reverse Stock Split will be rounded up to one share.

The Reverse Stock Split will have the result of creating additional shares of Common Stock that are authorized and available for issuance. This increase in the authorized number of shares of Common Stock and any subsequent issuance of such shares could have the effect of delaying or preventing a change in control of the Company without further action by the Shareholders. Shares of authorized and unissued Common Stock could (within the limits imposed by applicable law and stock exchange regulations) be issued in one or more transactions, which would make a change in control of the Company more difficult, and therefore less likely. Management’s use of additional shares to resist or frustrate a third-party transaction favored by a majority of the independent Shareholders would likely result in an above-market premium being paid in that transaction. Any such issuance of the additional shares of Common Stock would likely have the effect of diluting the earnings per share and book value per share of outstanding shares of Common Stock, and such additional shares could be used to dilute the stock ownership or voting rights of a person seeking to obtain control of the Company. The Board is not aware of any attempt to take control of the Company and has not presented this proposal with the intention that the Reverse Stock Split be used as a type of antitakeover device. Any additional shares of Common Stock, when issued, would have the same rights and preferences as the shares of Common Stock presently outstanding. Any additional shares of Common Stock so authorized will be available for issuance by the Board for stock splits or stock dividends, acquisitions, raising additional capital, conversion of Company debt into equity, stock options, or other corporate purposes. The Company has no other plans for the use of any additional shares of Common Stock. The Company does not anticipate that it would seek authorization from the Shareholders for issuance of such additional shares unless required by applicable law or regulations.

The following table summarizes the effects of the Reverse Stock Split upon the Company’s outstanding Common Stock in various ratios, assuming that (i) there are 253,780,415 shares of Common Stock outstanding immediately prior to the Reverse Stock Split and (ii) that the Board does not reduce the authorized shares of Common Stock.

Reverse Stock Split Ratio	Type of Stock		Number of Shares
No Split	Common Stock	Authorized	150,000,000
		Issued and Outstanding	30,120,013
		Authorized but Unissued	119,879,987
1:50	Common Stock	Authorized	150,000,000
		Issued and Outstanding	602,401
		Authorized but Unissued	149,397,599
1:25	Common Stock	Authorized	150,000,000
		Issued and Outstanding	1,204,801
		Authorized but Unissued	148,795,199
1:10	Common Stock	Authorized	150,000,000
		Issued and Outstanding	3,012,002
		Authorized but Unissued	146,987,998

Certain U.S. Federal Income Tax Consequences

The following summary of certain material federal income tax consequences of the Reverse Stock Split does not purport to be a complete discussion of all of the possible federal income tax consequences and is included for general information only, is not intended as tax advice to any person and is not a comprehensive description of the tax consequences that may be relevant to each Shareholder’s own particular circumstances. Further, it does not address any state, local, foreign or other income tax consequences, nor does it address the tax consequences to shareholders that are subject to special tax rules, such as Shareholders who are subject to the alternative minimum tax, banks, insurance companies, regulated investment companies, personal holding companies, shareholders who are not “United States persons” as defined in section 7701(a)(30) of the Code, broker-dealers and tax-exempt entities. This summary is based on the Code, the Treasury regulations thereunder and proposed regulations, court decisions and current administrative rulings and pronouncements of the IRS, all of which are subject to change, possibly with retroactive effect. This summary addresses only those Shareholders who hold their Old Shares as “capital assets” as defined in the Code (generally, property held for investment), and will hold the New Shares as capital assets.

Holders of Common Stock are advised to consult their own tax advisers regarding the federal income tax consequences of the Reverse Stock Split in light of their personal circumstances and the consequences under state, local and foreign tax laws, and also as to any estate or gift tax considerations.

We are structuring the Reverse Stock Split in an effort to obtain the following consequences:

  the Reverse Stock Split will qualify as a recapitalization under Section 368(a)(1)(E) of the Code for U.S. federal income tax purposes;
  Shareholders should not recognize any gain or loss as a result of the Reverse Stock Split;
  the aggregate basis of a Shareholder’s Old Shares will become the aggregate basis of the New Shares held by such stockholder immediately after the Reverse Stock Split; and
  the holding period of the New Shares will include the Shareholder’s holding period for the Old Shares.

The above discussion is not intended or written to be used, and cannot be used by any person, for the purpose of avoiding U.S. federal tax penalties. It was written solely in connection with the proposed Reverse Stock Split of our Common Stock.

No Appraisal Rights

Our Shareholders will not have any right to elect to have the fair value of their shares judicially appraised and paid to them in cash in connection with, or as a result of, the Reverse Stock Split.

Effective Date of the Reverse Stock Split

The Reverse Stock Split will become effective (the “Effective Time”) as soon as the Board of Directors elects to file with FINRA and it is approved by FINRA, but in no event prior to the 20th day following the date on which this Information Statement is mailed first to our Shareholders.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of that date, information known to us relating to the beneficial ownership of these shares by:

(i) each person who is the beneficial owner of more than 5% of the outstanding shares of voting securities;
(ii) each director;
(iii) each executive officer; and
(iv) all executive officers and directors as a group.

We believe that all persons named in the table have sole voting and investment power with respect to all shares beneficially owned by them. Under securities laws, a person is considered to be the beneficial owner of securities he owns and that can be acquired by him within 60 days from January 13, 2016, upon the exercise of options, warrants, convertible securities or other understandings. We determine a beneficial owner's percentage ownership by assuming that options, warrants or convertible securities that are held by him, but not those held by any other person and which are exercisable within 60 days of January 13, 2016, have been exercised or converted.

Amount of Beneficial Ownership of Common Stock

Name	# of Shares		Percentage
Kimberly Thompson
CEO and Director	0		0%

All Officers and Directors as a group	0		0%

Labor Smart, Inc.	8,499,359	(1)	24.38%	(2)

(1)	Based on 3,758,618 shares of Common Stock of the Issuer currently owned, plus 4,740,740 shares that could be converted on January 13, 2016 under the Convertible Note.
(2)	Based on 34,860,754 shares of Common Stock of the Issuer, which includes the 30,120,013 shares outstanding as of January 13, 2016 plus an additional 4,740,741 shares if Labor Smart, Inc. elected to convert the balance of its Convertible Note.

WHERE YOU CAN OBTAIN ADDITIONAL INFORMATION

We file annual, quarterly and current reports and other information with the SEC. Certain of our SEC filings are available over the Internet at the SEC's web site at http://www.sec.gov. You may also read and copy any document we file with the SEC at its public reference facilities:

Public Reference Room Office

100 F Street, N.E.

Room 1580

Washington, D.C. 20549

You may also obtain copies of the documents at prescribed rates by writing to the Public Reference Section of the SEC at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Callers in the United States can also call 1-202-551-8090 for further information on the operations of the public reference facilities.

DELIVERY OF DOCUMENTS TO SECURITY HOLDERS SHARING AN ADDRESS

If hard copies of the materials are requested, we will send only one Information Statement and other corporate mailings to Shareholders who share a single address unless we received contrary instructions from any Shareholder at that address. This practice, known as “householding,” is designed to reduce our printing and postage costs. However, the Company will deliver promptly upon written or oral request a separate copy of the Information Statement to a Shareholder at a shared address to which a single copy of the Information Statement was delivered. You may make such a written or oral request by (a) sending a written notification stating (i) your name, (ii) your shared address and (iii) the address to which the Company should direct the additional copy of the Information Statement, to the Company at The Staffing Group Ltd., 125 Townpark Drive, Suite 300, Kennesaw, GA 30144.

If multiple Shareholders sharing an address have received one copy of this Information Statement or any other corporate mailing and would prefer the Company to mail each Shareholder a separate copy of future mailings, you may send notification to or call the Company’s principal executive offices. Additionally, if current Shareholders with a shared address received multiple copies of this Information Statement or other corporate mailings and would prefer the Company to mail one copy of future mailings to Shareholders at the shared address, notification of such request may also be made by mail or telephone to the Company’s principal executive offices.

By Order of the Board of Directors

/s/ Kimberly Thompson

Kimberly Thompson

Chief Executive Officer and Director